UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2009

CYBRA Corporation
(Exact Name of Registrant as Specified in Its Charter)

New York	000-52624	13-3303290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Executive Blvd., Yonkers, New York	10701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(914) 963-6600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On August 3, 2009, CYBRA Corporation (the “Company”) entered into an Agreement for Establishment of Beijing Smart Shipping Technologies (SST) Co. Ltd. (the “Agreement”), by and among the Company, the Waterborne Transportation Institute of the Ministry of Communications, a governmental agency of the People’s Republic of China, and Key West Technologies, Inc.  The Agreement proposes to establish an equity joint venture, and contemplates a subsequent definitive joint venture agreement.

The business scope of the proposed joint venture is to utilize the Company’s identification software to develop and sell products and services that track and monitor goods throughout the shipping supply chain. The Agreement contemplates a financial commitment by the Company to the joint venture of $2.5 million over eighteen months in exchange for a 52% equity interest in the joint venture.

Formation of the proposed joint venture, as well as any financial obligations of the Company, are subject to the satisfactory completion of due diligence by each party of the other parties’ businesses relating to the proposed joint venture, and are further subject to approval by each party’s board of directors and/or other applicable governing bodies, as well as the execution of a final definitive joint venture agreement to be filed with competent approval authorities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBRA Corporation (Regsitrant)

Date: August 5, 2009	By:	/s/ Harold Brand
Harold Brand
Chief Executive Officer